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                                                                 EXHIBIT 23.2


The Board of Directors
Khanty Mansiysk Oil Corporation

         We consent to the inclusion of our report dated March 9, 2001, with respect to the balance sheets of The Limited Liability Company Chernogorskye as of December 31, 2000 and 1999, and the related statements of income
(loss), shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the Registration Statement on Form S-1 of Khanty Mansiysk Oil Corporation dated May 10, 2001. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

KPMG Limited
Moscow, Russian Federation
May 10, 2001